EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-49432, 333-74578, 333-108141, 333-106140 and 333-85530) of RF Micro Devices, Inc., and

(2)	Registration Statements (Form S-8 Nos. 333-31037, 333-74230, 333-93095, 333-107805, and 333-102048) pertaining to the various stock option and employee benefit plans of RF Micro Devices, Inc.

of our report dated June 10, 2005, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. and subsidiaries included herein and our report dated June 10, 2005, with respect to RF Micro Devices, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of RF Micro Devices, Inc. and subsidiaries included herein.

/s/ Ernst & Young

Greensboro, North Carolina
June 10, 2005